FOR IMMEDIATE RELEASE

Investor Contact:                                 Media Contact:
Carol DiRaimo, (913) 967-4109                     Laurie Ellison, (913) 967-2718

            Applebee's Stockholders Approve Acquisition by IHOP Corp.

OVERLAND PARK, Kan., October 30, 2007 -- Applebee's International, Inc. (Nasdaq:APPB) announced that, at a special meeting of stockholders held today, Applebee's stockholders voted to adopt the merger agreement between the company and IHOP Corp. (NYSE:IHP). Shares voted in favor of the adoption of the merger agreement represented more than 70 percent of the total issued and outstanding common shares.

As previously announced, on July 15, 2007, IHOP Corp. ("IHOP") and Applebee's International, Inc. ("Applebee's") entered into a definitive agreement under which IHOP will acquire Applebee's for $25.50 per share in cash, representing a total transaction value of approximately $2.1 billion.

The transaction is expected to close by November 29, 2007, subject to satisfaction or waiver of additional customary closing conditions set forth in the merger agreement.

About Applebee's

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of October 28, 2007, there were 1,955 Applebee's restaurants operating system-wide in 49 states, 17 international countries, and one U.S. territory, of which 510 were company-owned. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken, and steaks, IHOP's diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp. As of September 30, 2007, the end of IHOP's third quarter, there were 1,328 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands. For more information, call IHOP's headquarters at (818) 240-6055 or visit IHOP's website (www.ihop.com).

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October 30, 2007
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Forward-Looking Statements

Certain statements contained in this release are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described. These risks include, but are not limited to, our pending merger with IHOP, our ability and the ability of our franchisees to open and operate additional restaurants profitably and generate positive operating cash flows and return on invested capital, the impact of economic and demographic factors on consumer spending, maintaining and growing the value of the Applebee's brand, the impact of intense competition in the casual dining segment of the restaurant industry, the impact of future leverage on our operations, the failure to open the restaurants anticipated, the impact of increases in capital expenditure costs on future development, our ability to attract and retain qualified franchisees, and the impact of further penetration of restaurants in existing markets. For a more detailed discussion of the principal factors that could cause actual results to be materially different, you should read our risk factors in Item 1A of our 2006 Annual Report on Form 10-K. We disclaim any obligation to update forward-looking statements.

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